SIXTH AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS SIXTH AMENDMENT is dated as of  May 11, 2015 to the Distribution Agreement dated August 10, 2004, as amended August 15, 2005, June 8, 2007,  October 8, 2007, January 1, 2013 and November 24, 2014,  (the “Agreement”), is entered into by and among Intrepid Capital Management Funds Trust, a Delaware statutory trust (the “Trust”), Intrepid Capital Management Inc., a Florida corporation (the “Advisor”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor).

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the parties desire to add the Intrepid Select Fund and to amend the fees of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

INTREPID CAPITAL MANAGEMENT	QUASAR DISTRIBUTORS, LLC
FUNDS TRUST

By: /s/ Donald C. White	By: /s/ James R. Schoenike

Name: Donald C. White	Name: James R. Schoenike
Title: Secretary/Treasurer	Title: President

INTREPID CAPITAL MANAGEMENT INC.

By: /s/ Mark F. Travis

Name: Mark F. Travis
Title: President/CEO

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Amended Exhibit A to the Distribution Agreement
Fund Names

Name of Series Intrepid Capital Fund Intrepid Endurance Fund Intrepid Income Fund Intrepid Disciplined Value Fund Intrepid International Fund Intrepid Select Fund

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Exhibit B to the Distribution Agreement – Intrepid
QUASAR DISTRIBUTORS, LLC - REGULATORY DISTRIBUTION SERVICES FEE SCHEDULE - Effective 8/1/15

Regulatory Distribution Annual Services Per Fund*
[  ] basis point on average net assets subject to the annual minimum base fee below.
Base annual fee: $[  ] minimum
Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review
▪  $[  ] per communication piece for the first [  ] pages (minutes if tape or video); $[  ] /page (minute if tape or video) thereafter.
▪  $[  ] FINRA filing fee per communication piece for the first [  ] pages (minutes if tape or video); $[  ] /page (minute if tape or video) thereafter.  FINRA filing fee subject to change.  (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review
▪  $[  ] for the first [  ] pages (minutes if audio or video); $[  ] /page (minute if audio or video) thereafter, 24 hour initial turnaround.
▪  $[  ] FINRA filing fee per communication piece for the first [  ] pages (minutes if audio or video); $[  ] /page (minute if audio or video) thereafter.  FINRA filing fee subject to change.  (FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Advisor’s Staff (if desired)
▪  $[  ] per year per registered representative
▪  Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪  $[  ] per FINRA designated branch location
▪  All associated FINRA and state fees for Registered Representatives, including license and renewal fees

Fund Fact Sheets
▪  Design - $[  ] per fact sheet, includes first production
▪  Production - $[  ]  per fact sheet per production period
▪  All printing costs are out-of-pocket expenses in addition to the design fee and production fee
▪  Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

Chief Compliance Officer Support Fee (Fund Complex)*
▪  $[  ] /year

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪  Typesetting, printing and distribution of prospectuses and shareholder reports
▪  Production, printing, distribution, and placement of advertising, sales literature, and materials
▪  Engagement of designers, free-lance writers, and public relations firms
▪  Postage, overnight delivery charges
▪  FINRA registration fees and other costs to fulfill regulatory requirements
▪  Record retention (Including RR email correspondence, if applicable)
▪  Travel, lodging, and meals

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average
Fees are calculated pro rata and billed monthly.

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